Exhibit 99.2

Oceaneering Appoints Alan R. Curtis
as Senior Vice President and Chief Financial Officer

August 20, 2015 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced the appointment of Alan R. Curtis as Senior Vice President and Chief Financial Officer. In addition to finance, tax, and accounting functions, Mr. Curtis will also be responsible for the oversight of Oceaneering’s investor relations activities, corporate development, risk management policies, and facilities management.

Mr. Curtis joined Oceaneering in 1995 as a Financial Controller and since December 2014 has served as Senior Vice President, Operations Support. He is a graduate of Texas A&I University with a bachelor’s degree in Accounting, a Certified Public Accountant in the State of Texas, and a Chartered Global Management Accountant. Mr. Curtis has over 28 years of oilfield service and products industry experience.

Marvin J. Migura, Executive Vice President, stated, “Since Alan joined Oceaneering he has excelled in all of the positions he has held and progressively assumed more challenging and significantly higher responsibilities. He brings exceptional focus and knowledge of Oceaneering’s operations, financial experience, and leadership to his new role as Chief Financial Officer. These attributes will be beneficial to our daily operations, the market-driven business challenges we currently face, and our long-term growth plans.”

W. Cardon Gerner will continue to serve Oceaneering as Senior Vice President and Chief Accounting Officer.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its advanced applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries. For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 713-329-4670, E-mail investorrelations@oceaneering.com.